Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH "***".   A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE EXCHANGE ACT OF 1934.

AMENDMENT NO. 1 TO
EXCLUSIVE LICENSE AND MARKETING AGREEMENT

This Amendment No. 1 (the “Amendment”) to Exclusive License and Marketing Agreement is made as of July 24, 2006 by and between Depomed, Inc., a California corporation (“Depomed”), and Esprit Pharma, Inc., a Delaware corporation (“Esprit”).

BACKGROUND

A.            Depomed and Esprit are parties to that certain Exclusive License and Marketing Agreement is made as of July 21, 2005 (the “Agreement”).  Capitalized terms used here without definition have the meanings given to them in the Agreement.

B.            Depomed and Esprit desire to amend the Agreement as set forth herein.

Accordingly, the parties agree as follows:

1.               Amendments.

1.1           Section 2.3(b).  Section 2.3(b) is hereby amended and restated to read in its entirety as follows:

(b)           Notwithstanding the foregoing provisions of Section 2.3(a), Depomed will be entitled to the minimum royalty payments set forth on Exhibit B (each, a “Minimum Annual Royalty Amount”) for each calendar year of the term of this Agreement beginning on or after January 1, 2006; provided, however royalties paid by Esprit for Net Sales recorded in the fourth Fiscal Quarter of 2005 shall be credited against any Minimum Royalty Amount payable in respect of Net Sales recorded in 2006; provided, however, that (i) “Depomed Net Sales”, as defined in that certain Co-Promotion Agreement, dated as of July 24, 2006, between Depomed and Esprit (the “Co-Promotion Agreement”), shall be excluded from Net Sales for purposes of determining the Minimum Annual Royalty Amount, and (ii) any Minimum Annual Royalty Amount payable pursuant to this Section 2.3(b) shall be pro-rated for any portion of any calendar year of the term of this Agreement during which Depomed fails to meet its supply obligations to Esprit pursuant to the Supply Agreement.  The Parties acknowledge that the credit against any Minimum Royalty Amount Payable in respect of the Net Sales recorded in 2006 is being made due to the Parties’ understanding that Net Sales recorded in 2005 were primarily related to the initial stocking of the Licensed Product in the Territory in connection with the commercial launch of the Product.

1.2           Article 3.  Article 3 of the Agreement is amended and restated in its entirety to read as follows (it being understood that Esprit has made the license fee payments set forth in Sections 3(a) and 3(b) below):

“3.           License Fees.

Esprit shall make the following license fee payments to Depomed:

(a)                                  Five Million Dollars ($5,000,000) on the Effective Date;

(b)                                 Twenty-Five Million Dollars ($25,000,000) on or before the fifteenth day after the Effective Date;

(c)                                  Ten Million Dollars ($10,000,000) on or before December 15, 2006; and

(d)                                 Ten Million Dollars ($10,000,000) on the second anniversary of the Effective Date.”

1.3           Sections 5.5, 5.6, 5.7 and 5.8.  The following Sections 5.5, 5.6, 5.7 and 5.8 are hereby added to the Agreement:

“5.5         Details.  Notwithstanding the foregoing provisions of Section 5.4, during the period beginning on August 1, 2006 and ending on December 31, 2006, Esprit shall conduct detail calls with respect to the Licensed Product ***.

5.6           Joint Marketing Team.  A Joint Marketing Team (“JMT”) shall be established by the Parties and shall be comprised of four (4) members.  The Parties have identified their respective initial appointments to the JMT.  A Party may change any of its representatives at any time if a new person (with appropriate expertise to replace the outgoing member) is appointed to any of the foregoing positions by giving written notice to the other Party.  The total number of JMT members may be changed by unanimous vote of the JMT from time to time as appropriate; provided, that the JMT shall in all cases be comprised of an equal number of members from each of Esprit and Depomed.  One representative of Depomed and one representative of Esprit shall serve as co-chairs of the JMT (the “Co-Chairs”).  The members appointed to the JMT by each Party shall be vested with appropriate decision-making authority and power by such Party.

5.7           JMT Responsibilities.  The JMT shall review and discuss all Promotional and marketing activities related to the Licensed Product, including, at a minimum, Esprit’s commercialization plans and strategies related to the Licensed Product, which shall include, among other matters, the following:

(a)                                  actual (during the six-month period prior to each JMT meeting) and anticipated (during the six-month period following each JMT meeting) number of Calls (by position) of Esprit’s sales force;

(b)                                 Esprit’s list of physicians who receive Calls (with ME number);

(c)                                  Licensed Product positioning, strategy and tactics with supporting advertising and promotional activity to be undertaken;

(d)                                 any training and/or sampling programs to be conducted;

(e)                                  medical education programs to be conducted;

(f)                                    planned public relations activities;

(g)                                 Licensed Product sampling plans and strategies;

(h)                                 pricing and contracting strategies to the extent permitted by law;

(i)                                     sales, marketing and educational materials;

(j)                                     managed health care strategies and tactics;

(k)                                  advertising placement and market responses;

(l)                                     sales incentive compensation for Esprit’s sales force;

(m)                               customer targets;

(n)                                 post-marketing clinical studies; and

(o)                                 budgeting for costs and expenses associated with Licensed Product commercialization.

5.8           Meetings of the JMT.  Meetings of the JMT may be called by either Co-Chair from time to time on at least five (5) business days’ notice; provided, however, that meetings of the JMT shall be held on at least a monthly basis, on the first business day of each month through 2006 and then quarterly thereafter, unless the Parties otherwise agree in writing.  If possible, the meetings shall be held in person or where appropriate, by video or telephone conference.  Unless otherwise agreed, the location of any in-person meetings of the JMT shall alternate between the principal corporate offices of the Parties.  The Parties shall determine the form of the meeting.  Either Party may invite up to five (5) additional participants to any meeting of the JMT.  Each Party shall bear its own travel and related costs incurred in connection with participation in the JMT and the JMT.”

1.4           Section 9.10.  The following Section 9.10 is hereby added to the Agreement:

“9.10       Clinical Studies.  Notwithstanding any provision of this Agreement to the contrary, Depomed shall be entitled to conduct clinical studies or trials utilizing the Licensed Product (“Clinical Studies”) at its sole expense (a) for the purpose of supporting Regulatory Approval of one or more additional indications for the Licensed Product, or (b) that otherwise could enhance or support the Marketing of the Licensed Product.  The JMT shall review and approve the design of, and any protocol related to and the dissemination of, any Clinical Study conducted by or on behalf of Depomed.  Esprit hereby grants a non-exclusive license under the Patent Rights solely for the purpose of conducting, or having conducted, Clinical Studies.  All Regulatory Data generated in any such Clinical Study conducted by or on behalf of Depomed shall be owned by Depomed. However Depomed shall allow Esprit, at no additional cost, to utilize such data in connection with its promotional activities. Depomed shall be permitted to publish the results of any such Clinical Study conducted by or on behalf of Depomed, after affording Esprit at least twenty (20) days to review and comment on any such publication, and considering in good faith any comments provided by Esprit.  If requested by Depomed, Esprit shall cooperate with Depomed in facilitating any necessary filings or approvals with the FDA.”

1.5           Section 20.2.  Section 20.2 is hereby amended and restated to read in its entirety as follows:

“20.2  Entire Agreement.  This Agreement, the Supply Agreement and the Co-Promotion Agreement represent the entire agreement between the Parties concerning the subject matter herein (except as specifically noted herein) and supersedes all prior or contemporaneous oral or written agreements of the Parties; except that information disclosed pursuant to the confidentiality agreement between the Parties dated June 22, 2005 shall continue to be subject to the terms of that agreement until the effective date of this Agreement, from which date it will be treated as Proprietary Information pursuant to Article 8 of this Agreement.  This agreement may be modified, amended or changed only by a written instrument signed and delivered by the Parties, with clear intent to modify, amend or change the provisions hereof.”

2.               Miscellaneous.

2.1           Full Force and Effect.  Except as expressly amended hereby, the Agreement will continue in full force and effect in accordance with the provisions thereof on the date hereof.

2.2           No Waiver.  Depomed’s agreement to enter into this Amendment does not constitute a waiver by Depomed of any default or breach or succession of defaults or breaches by Esprit under the License Agreement, and shall not deprive Depomed of any right under the License Agreement or controlling law in respect of any breach or default thereof by Esprit.

2.3           Counterparts.  This Amendment may be signed in one or more counterparts, all of which will be considered one and the same instrument.

2.4           Consent to Grant of Security Interest.  Depomed does hereby consent to the granting of a security interest in this Amendment in favor of any Fortress Credit Corp. pursuant to that certain Loan Agreement, dated as of March 9, 2006, among Esprit, Fortress Credit Corp. and the lenders identified therein.   Depomed agrees to execute such other documentation may be reasonably requested by Fortress Credit Corp. to evidence such consent.

IN WITNESS WHEREOF, Depomed and Esprit have caused this Amendment to be duly executed as of the day and year first above written.

DEPOMED, INC.:		ESPRIT PHARMA, INC.:

By:	/s/ Carl A. Pelzel	By:	/s/ Steven M. Bosacki

Name: Carl A. Pelzel		Name: Steven M. Bosacki
Title: Executive Vice President & COO		Title: VP, General Counsel & Assistant Secretary